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                                                                       EXHIBIT 7

                ASSIGNMENT AND ASSUMPTION OF SUBSCRIPTION RIGHTS
                             AND REGISTRATION RIGHTS

    KNOW ALL MEN BY THESE PRESENTS, that Sean M. O'Connor ("Assignor"), by these presents does hereby, assign, transfer, and set over, unto The St. James Trust, a family trust ("Assignee"), all his right, title and interest to Seven
                                                                         -----
Hundred and Fifty Thousand (750,000) shares of the Class A preferred stock of
--------------------------
Company (collectively, the "Assigned Shares") effective as of the date of this Assignment of Subscription Rights and Registration Rights ("Assignment"). The Assigned Shares will be issued by Company subject to the terms and conditions of the Share Subscription Agreement dated October 22, 2002, as amended by the First Amendment to Share Subscription Agreement dated December 6, 2002 (the "Agreement") between Assignor and Company and the terms of the Agreement are hereby incorporated by reference into this Assignment with respect to the Assigned Shares. Any terms used but not defined in this Assignment shall have the meaning given such terms in the Agreement.

    The Assignee hereby assumes all of the obligations of the Assignor under the Agreement with respect to the Assigned Shares and agrees to perform all of the obligations of Assignor under the Agreement, all with the same force and effect as if Assignee had executed the Agreement originally.

    Assignor hereby further assigns, transfers and sets over to Assignee all right, title and interest of Assignor pursuant to the Registration Rights Agreement (the "Registration Rights Agreement") dated October 22, 2002, as amended by the First Amendment to Registration Rights Agreement dated December 6, 2002 (the "Registration Rights Agreement") between Assignor and Company solely with respect to and to the extent of the Assigned Shares.

    Without limiting the foregoing in any way, Assignee hereby acknowledges, warrants and represents to Company as follows:

    a. Assignee has received and reviewed the Agreement and the Registration Rights Agreement and each of the Exhibits and Schedules thereto, and is familiar with the terms of such documents.

    b. Assignee is an "accredited investor" as such term is defined in Appendix 1 to the Agreement.
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    c. Assignee is acquiring the Assigned Shares for investment for its own account and without the intention of participating, directly or indirectly, in a

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    distribution of the Assigned Shares, and not with a view to resale or any distribution of the Assigned Shares, or any portion thereof.

    d. Assignee has knowledge and experience in financial and business matters and has consulted with its own professional representatives as it has considered appropriate to assist in evaluating the merits and risks of this investment. Assignee has had access to and an opportunity to question the officers of the Company, or persons acting on their behalf, with respect to material information about the Company and, in connection with the evaluation of this investment, has, to the best of its knowledge, received all information and data with respect to the Company that the Assignee has requested. Assignee has carefully reviewed all of the Company's filings with the Securities and Exchange Commission. Assignee is acquiring the Assigned Shares based solely upon its independent examination and judgment as to the prospects of the Company.

    e. The Assigned Shares were not offered to Assignee by means of publicly disseminated advertisements or sales literature.

    f. Assignee is acquiring the Assigned Shares without being furnished any offering materials or prospectus.

    g. Assignee acknowledges that an investment in the Assigned Shares is speculative and involves a high degree of risk, including a risk of loss of the entire investment in the Company, and Assignee may have to continue to bear the economic risk of the investment in the Assigned Shares for an indefinite period. Assignee acknowledges that the Assigned Shares are being issued to Assignee without registration under any state or federal law requiring the registration of securities for sale, and accordingly will constitute "restricted securities" as defined in Rule 144 promulgated under the Securities Act of 1933, as amended (the "Act"). The transferability of the Assigned Shares is therefor restricted by applicable United States Federal and state securities laws.

    h. Assignee acknowledges that each certificate representing Assigned Shares shall be subject to a legend substantially in the following form:

    "The securities represented hereby have not been registered under the Securities Act of 1933, as amended or any state securities laws and neither the securities nor any interest therein may be offered, sold, transferred, pledged, or otherwise disposed of except pursuant to an effective registration statement under such act or such laws or an exemption from registration under such act and such laws which, in the opinion of counsel for the holder, which counsel and opinion are reasonably satisfactory to counsel for this entity, is available."

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         Pursuant to the requirements of the Agreement, Company hereby consents to the assignment of the Assigned Shares from Assignor to Assignee subject to the terms of this Assignment and the Agreement, and Assignor hereby requests that Company issue the certificates representing the Assigned Shares to and in the name of Assignee. Company hereby further acknowledges and consents to the assignment of the Registration Rights Agreement from Assignor to Assignee solely with respect to and to the extent of the Assigned Shares.

         IN WITNESS WHEREOF, the parties hereto have executed or caused to be executed by their authorized official, this Assignment effective as of this 6th day of December, 2002.

WITNESSES:                                ASSIGNOR:

/s/ Stephen A. Saker                      /s/ Sean M. O'Connor
------------------------------            --------------------------------
Printed Name: Stephen A. Saker            Sean M. O'Connor

/s/ Jerome F. Miceli
------------------------------
Printed Name: Jerome F. Miceli


WITNESSES:                                ASSIGNEE:

                                          THE ST. JAMES TRUST

/s/ John Milford                          By: /s/ SJP Grant
------------------------------               -----------------------------
Printed Name:                             Name:  SJP Grant
                                          As: Director
/s/ Mark Carpenter                        By: /s/ P. Weir
------------------------------               -----------------------------
Printed Name: Mark Carpenter              Name: P. Weir
                                          As: Director
                                          Address:
                                          Standard Bank Trust Company
                                          c/o John Milford
                                          P.O. Box 583
                                          One Waverly Place
                                          St. Helier
                                          Jersey Channel Islands JE4 8XR

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WITNESSES:                                COMPANY:

                                          INTERNATIONAL ASSETS
                                          HOLDING CORPORATION

/s/ Stephen A. Saker                      By: /s/ Diego J. Veitia
------------------------------               --------------------------------
Printed Name: Stephen A. Sker             Name:  Diego J. Veitia
                                          Title: Chairman

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